                                                                  Exhibit 10.9
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                                OPERATING AGREEMENT



                                      between

                                  NETRATINGS, INC.

                                        AND

                            NIELSEN MEDIA RESEARCH, INC.





                                    Dated as of

                                  August 15, 1999



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

                                  TABLE OF CONTENTS

                                                                                 PAGE

ARTICLE I Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.1   "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2   "Ancillary Agreements". . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.3   "Applicable Laws" . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.4   "Approved Internet Service" . . . . . . . . . . . . . . . . . . . . . . .1
     1.5   "Business Panel". . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.6   "Collection Software" . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.7   "Documentation" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.8   "Entity". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.9   "Engineering Budget". . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.10  "Fiscal Year" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.11  "GAAP". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.12  "Household Panel" . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.13  "Intellectual Property Rights". . . . . . . . . . . . . . . . . . . . . .2
     1.14  "Internet Measurement Panel". . . . . . . . . . . . . . . . . . . . . . .2
     1.15  "Internet Service". . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.16  "License Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.17  "Net Customer Billings" . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.18  "Net SA Revenues" . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.19  "NMR Budget Approval Items" . . . . . . . . . . . . . . . . . . . . . . .3
     1.20  "NMR Sampling Methodology". . . . . . . . . . . . . . . . . . . . . . . .3
     1.21  "NMR Web Tracking Technologies" . . . . . . . . . . . . . . . . . . . . .3
     1.22  "NMR Trademarks". . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.23  "North America" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.24  "NRI Trademarks". . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.25  "NRI Proprietary Software". . . . . . . . . . . . . . . . . . . . . . . .3
     1.26  "NRI Web Tracking Technologies" . . . . . . . . . . . . . . . . . . . . .3
     1.27  "Operating Committee" . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.28  "Operating Committee Approval" and "Approved by the Operating
           Committee". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.29  "Panel" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     1.30  "Panel Maintenance Agreement" shall mean the Panel Maintenance
           Agreement attached as Exhibit I hereto. . . . . . . . . . . . . . . . . .4
     1.31  "Panel Maintenance Charges" . . . . . . . . . . . . . . . . . . . . . . .4
     1.32  "Panel Member". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     1.33  "Person". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     1.34  "Product Release" . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     1.35  "Proposed Budget" . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     1.36  "Specifications". . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     1.37  "Targeted Expenditures" . . . . . . . . . . . . . . . . . . . . . . . . .4


     1.38  "Third Party" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     1.39  "Third-Party Software". . . . . . . . . . . . . . . . . . . . . . . . . .5
     1.40  "Updates" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     1.41  "Upgrade Release" . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     1.42  "Version Release" . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

ARTICLE II Operation of the Internet Service . . . . . . . . . . . . . . . . . . . .5
     2.1   Internet Service. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.2   Marketing; Pricing. . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.3   Targeted Expenditures.. . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.4   Panel Logistics.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     2.5   Strategic Alliances.. . . . . . . . . . . . . . . . . . . . . . . . . . .8
     2.6   Product Strategies. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     2.7   Product Quality Control.. . . . . . . . . . . . . . . . . . . . . . . . .9
     2.8   Staffing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     2.9   Site Inspections. . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     2.10  Other Technologies. . . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE III Operating Committee. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.1   Operating Committee.. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.2   Annual Budgets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE IV Technology Ownership Rights . . . . . . . . . . . . . . . . . . . . . . 13
     4.1   NRI Ownership Rights. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.2   NMR Ownership Rights. . . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE V Net Customer Billings. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.1   Payment Percentages.. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.2   Payments to NMR.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.3   Right of Inspection.. . . . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE VI Trademarks; Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.1   Trademarks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.2   Acknowledgment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE VII Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     7.1   Termination.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     7.2   Effect of Termination.. . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.3   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE VIII Dispute Resolution. . . . . . . . . . . . . . . . . . . . . . . . . . 21
     8.1   General Dispute Principles. . . . . . . . . . . . . . . . . . . . . . . 21
     8.2   Arbitration of Other Disputes.. . . . . . . . . . . . . . . . . . . . . 21

ARTICLE IX Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     9.1   Confidential Information. . . . . . . . . . . . . . . . . . . . . . . . 23


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     9.2   Non-Confidential Information. . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE X Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     10.1  Governing Law.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     10.2  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . . . 24
     10.3  Entire Agreement; Amendment.. . . . . . . . . . . . . . . . . . . . . . 24
     10.4  Notices, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     10.5  Delays or Omissions.. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.6  Publicity.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.7  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.8  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.9  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.10 Titles and Subtitles. . . . . . . . . . . . . . . . . . . . . . . . . . 27



Exhibit A  Licensed NRI Technology Specifications
Exhibit B  License Agreement
Exhibit C  Panel Member License Agreement
Exhibit D  Operating Committee
Exhibit E  Technology Companies, Marketers, Web Sites and Web-only Agencies for which NMR has Marketing Responsibilities
Exhibit F  Trademarks
Exhibit G  Computer Languages
Exhibit H  Competitors of NMR
Exhibit I  Approved Strategic Alliance Partners
Exhibit J  Panel Maintenance Agreement
Exhibit K  Third Party Software

                                 OPERATING AGREEMENT

       This Operating Agreement (this "Agreement") is made as of August 15, 1999 (the "Effective Date"), between NetRatings, Inc., a Delaware corporation with a place of business at 830 Hillview Court, Milpitas, California 95035 ("NRI"), and Nielsen Media Research, Inc., a Delaware corporation with its principal place of business at 299 Park Avenue, New York, New York 10171 (individually, "NMR" and, collectively with NRI, the "Parties").

                                 B A C K G R O U N D

       NMR and NRI wish to cooperate in the development, marketing, sale and distribution of a new data collection, processing, storage, analysis and reporting service to measure Internet usage.

       Simultaneously with the execution and delivery of this Agreement, NMR and NRI are entering into a Series C Stock Purchase Agreement pursuant to which, among other things, NMR has become an investor in NRI (the "Investment Agreement").

       In consideration of these premises, and of the mutual promises and conditions contained in this Agreement, NMR and NRI hereby agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

       For the purposes of this Agreement, the following terms shall have the meanings indicated.

       1.1 "AFFILIATE" shall mean a Person that controls, is controlled by or is under common control with another Person. For purposes of this Agreement, "control" shall mean direct or indirect ownership of more than 50% of the voting interest or income interest in an Entity, or such other relationship as, in fact, constitutes actual control.

       1.2 "ANCILLARY AGREEMENTS" shall mean, collectively, the License Agreement and the Panel Maintenance Agreement.


       1.3 "APPLICABLE LAWS" shall mean all foreign, federal, state and local laws, statutes, rules and regulations which have been enacted by a governmental authority and are in force as of the Effective Date or which are enacted by a governmental authority and come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

       1.4 "APPROVED INTERNET SERVICE" shall mean the Internet Service approved for marketing and provision under the NMR Trademarks.

       1.5 "BUSINESS PANEL" shall have the meaning set forth in Section 2.6 below.

       1.6 "COLLECTION SOFTWARE" shall mean NRI Proprietary Software which is installed on a Panel Member's computer to gather data about such Panel Member's Internet usage activities.

       1.7 "DOCUMENTATION" shall mean all digital or printed documents, flow charts, design specifications, and any other information reasonably necessary to use and modify the NRI Proprietary Software, including any amendments and modifications thereto, whether presently existing or created hereafter by or for NRI during the term of this Agreement.

       1.8 "ENTITY" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.

       1.9 "ENGINEERING BUDGET" shall mean the projected expenditures of the NRI engineering group for Internet Services related to: (i) software product development and maintenance activities, (ii) panel collection software support and maintenance activities and (iii) hardware and licensed software support and maintenance activities. No portion of the Engineering Budget shall include any expenditures for Panel Maintenance Charges.

       1.10   "FISCAL YEAR" shall mean NRI's fiscal year.

       1.11 "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

       1.12 "HOUSEHOLD PANEL" shall mean the Panel comprised of the initial group of Panel Members identified by NMR on behalf of NRI consisting initially of approximately 5,000 households selected by NMR through the NMR Sampling Methodology.

       1.13 "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide right, title and interest of a Person in, to and under any and all: (i) United States or foreign patents and pending patent applications therefor, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations; (ii) copyrights; and (iii) trade secrets, know-how, processes, methods, engineering data and technical information.

       1.14   "INTERNET MEASUREMENT PANEL" shall mean (i) the Household Panel,
(ii) the Business Panel (iii) any future Panel developed by or for the Parties for purposes of monitoring, measuring, analyzing and reporting on Internet activities in North America using the NMR Trademarks and the NRI Trademarks and
(iv) such other Panels in North America as the Parties may mutually agree in writing.

       1.15 "INTERNET SERVICE" shall mean and include NRI's existing and future business of developing, marketing and selling market research and other services which collect, monitor, track, measure, store, report and analyze data relating to worldwide activities on the Internet.

       1.16 "LICENSE AGREEMENT" shall mean the Software License Agreement in the form attached as Exhibit B hereto.

       1.17   "NET CUSTOMER BILLINGS" shall have the meaning set forth in
Section 5.1.

       1.18 "NET SA REVENUES" shall mean the gross amount of revenues received from a strategic alliance partner to the Party managing the relationship for the provision of Internet Service.

       1.19   "NMR BUDGET APPROVAL ITEMS" shall have the meaning set forth in
Section 3.2.

       1.20 "NMR SAMPLING METHODOLOGY" shall mean NMR's proprietary analytical and statistical protocols, methodologies for developing universe estimates, sampling methodologies and related methods, processes and technologies for the identification, selection and recruitment of households and Persons within certain specified market, demographic, geographic and other criteria, in each case as the same exist on the Effective Date or as the same may hereafter be improved, enhanced or modified by NMR, including all existing and further derivatives thereof. NMR Sampling Methodology shall not include any analytical and statistical methodologies, sampling methodologies and related methods independently developed by NRI without use of the NMR Sampling Methodology which shall be NRI Web Tracking Technologies.

       1.21 "NMR WEB TRACKING TECHNOLOGIES" shall have the meaning set forth in Section 2.10(c) below.

       1.22 "NMR TRADEMARKS" shall mean the trademarks, logos and trade names of NMR listed on Exhibit F.

       1.23 "NORTH AMERICA" shall mean and include the United States and Canada.

       1.24 "NRI TRADEMARKS" shall mean the trademarks, logos and trade names of NRI listed on Exhibit F.

       1.25 "NRI PROPRIETARY SOFTWARE" shall mean all computer software programs owned by NRI as of the Effective Date, as listed on Exhibit A, or at any time during the term of this Agreement, and all Updates thereto, for providing the Approved Internet Service. Subject to Section 4.1(c) below, NRI Proprietary Software expressly excludes any software that NRI licenses from Third Parties for use with the NRI Proprietary Software ("Third-Party Software").

       1.26 "NRI WEB TRACKING TECHNOLOGIES" shall have the meaning set forth in Section 2.10(b) below.

       1.27   "OPERATING COMMITTEE" shall have the meaning set forth in
Section 3.1(a).

       1.28 "OPERATING COMMITTEE APPROVAL" AND "APPROVED BY THE OPERATING COMMITTEE" shall have the meaning set forth in Section 3.1(e) below.

       1.29 "PANEL" shall mean any group of households or Persons identified and selected in accordance with specified criteria for purposes of generating data to measure specified activities which is developed under this Agreement and marketed using the NRI Trademarks and the NMR Trademarks.

       1.30 "PANEL MAINTENANCE AGREEMENT" shall mean the Panel Maintenance Agreement attached as Exhibit J hereto.

       1.31 "PANEL MAINTENANCE CHARGES" shall mean amounts charged to NRI in support of the development, enhancement, construction, operation and administration of any Internet Measurement Panel, including fees payable to NMR or any Third Party in connection therewith, in each case in accordance with the quality control standards set forth in Section 2.7 below or, if applicable, in the Panel Maintenance Agreement.

       1.32 "PANEL MEMBER" shall mean households, Persons or other participants comprising any Internet Measurement Panel, whether such Panel is developed by or for either Party, which participants are provided with the Collection Software for individual use (and not for distribution, remarketing, timesharing or service bureau use) in connection with the Approved Internet Service in accordance with the terms of the Panel Member License Agreement set forth in EXHIBIT C.

       1.33 "PERSON" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.

       1.34 "PRODUCT RELEASE" shall mean a release of a major modification of the NRI Proprietary Software, which is designated by NRI in its sole discretion as a change in the digit(s) to the left of the first decimal point in version number [(x).xx] of such software. Examples of a Product Release may include a complete system rearchitecture, the addition of major functionality or an interface re-design.

       1.35   "PROPOSED BUDGET" shall have the meaning set forth in Section
3.2 below.

       1.36 "SPECIFICATIONS" shall mean the functional and operational parameters of the various components of the NRI Proprietary Software as described in EXHIBIT A.

       1.37 "TARGETED EXPENDITURES" shall mean expenditures of NRI devoted to modifications, updates, enhancements and improvements to the Internet Service (or any component elements thereof) for the purpose of maintaining or improving the Internet Service. "Targeted Expenditures" shall include, without limitation, expenditures necessary for (i) ensuring that the NRI Proprietary Software conforms in all material respects with the requirements of the Approved Internet Service, including, without limitation, the Specifications in respect of the NRI Proprietary Software as described in Exhibit A, as updated from time to time, (ii) preparing Updates thereto and
(iii) ensuring compliance with the quality control standards and procedures described in Section 2.7 and in the Panel Maintenance Agreement with respect to Internet

Measurement Panels; provided, however, that Panel Maintenance Charges shall be excluded from "Targeted Expenditures" for all purposes hereunder.

       1.38 "THIRD PARTY" shall mean, with respect to a Party, any Person that is not an Affiliate of such Party.

       1.39 "THIRD-PARTY SOFTWARE" shall have the meaning set forth in the definition of "NRI Proprietary Software" above.

       1.40 "UPDATES" shall mean upgrades, updates, corrections or modifications to the NRI Proprietary Software made by NRI, whether such upgrades, updates, corrections or modifications are characterized as Upgrade Releases, Version Releases, Product Releases or otherwise.

       1.41 "UPGRADE RELEASE" shall mean a release of the NRI Proprietary Software which is designated by NRI in its sole discretion as a change in the digit(s) to the right of the tenths digit(s) in version number [x.x(x)] of such software. Examples of an Upgrade Release may include bug fixes, cosmetic changes to the interface or partial support for integration with third parties.

       1.42 "VERSION RELEASE" shall mean a release of the NRI Proprietary Software which is designated by NRI in its sole discretion as a change in the tenths digit in version number [x.(x)x] of such software. Examples of a Version Release may include minor changes in functionality, full support for integration with third parties, user demanded functionality changes, minor changes in the interface or support for new platforms.

                                   ARTICLE II

                         OPERATION OF THE INTERNET SERVICE

       2.1 INTERNET SERVICE. The Parties acknowledge and agree that the initial focus of the Approved Internet Service will be on measuring Internet activities of participants in the Household Panel and designing and testing the Business Panel described in Section 2.6(a) below which is currently under development.

       2.2    MARKETING; PRICING; STANDARD CONTRACTS.

              (a) NRI shall undertake, at its sole cost and expense, all marketing and sales activities with respect to the Approved Internet Service, subject to the rights and duties allocated to NMR pursuant to the provisions of this Agreement. Notwithstanding the foregoing, NMR shall have primary responsibility, at its sole cost and expense, for marketing products and services of the Approved Internet Service which are marketed and sold using the NMR Trademarks and the NRI Trademarks to customers in the following categories, in each case to the extent that such customers are located in North America:
(i) traditional media customers, consisting of television, radio and other media customers (including broadcast networks, local

TV stations, superstations, cable networks, cable systems, syndicators and television program producers); (ii) advertising agencies (including television advertising customers of such agencies which are then current and active NMR customers), interactive agencies and media buyers; (iii) the technology companies, marketers, web sites and web-only agencies listed on EXHIBIT E hereto; and (iv) such other customers as may be determined by the Operating Committee. With respect to sales to customers located outside North America, it is the intention of the Parties that, for any country or territory in which a strategic alliance has been entered into as provided in
Section 2.5 below, the strategic alliance partner appointed for such country or territory shall have primary responsibility for all marketing and sales activities within such country or territory. It is the further intention of the Parties that, to the extent possible, agreements entered into with strategic alliance partners will provide that all Internet usage data generated by such partners shall be in a format that is compatible with the data storage and management systems of each of the Parties and such Internet usage data shall be used by the Parties solely for sales to such Party's customers in North America.

              (b) The Operating Committee will determine all pricing and rate card matters with respect to the Approved Internet Service, including, without limitation, any discounts, rebates and other concessions offered to customers. The Parties will coordinate their marketing and selling efforts so as to maintain consistent pricing policies and practices among the different customers for which marketing responsibilities have been allocated hereunder.

              (c) For contracts entered into after thirty (30) days after the Effective Date or extended after such date with end users of the Internet Usage Data to which NRI is not a signatory, NMR agrees to use NRI's standard form agreement for its own customers, which may change from time to time (NRI is responsible for providing NMR with any modifications of its standard customer agreement) or an agreement drafted by NMR which is reasonably acceptable to NRI; provided, however, that NRI shall be a third party beneficiary of such customer agreement. Without permission of NRI, which shall not be unreasonably withheld, NMR shall not amend the provisions of such customer contracts which deal with scope of data use, indemnity, limitations of liability or impose economic or other obligations on NRI. NRI shall provide to NMR copies of all executed customer contracts not previously provided to NRI at least once a month.

       2.3 TARGETED EXPENDITURES. NRI agrees that the proposed amount of Targeted Expenditures reflected in the Proposed Budget submitted to the Operating Committee in connection with each Proposed Budget shall represent not less than 50% of the Engineering Budget of NRI for the Fiscal Year covered by such Proposed Budget; provided, however, that NRI shall have the right to submit a Proposed Budget with a lower percentage allocated to any NMR Budget Approval Items which are approved by the Board of Directors in accordance with Section 3.2 to be implemented in full. Targeted Expenditures if such decrease is Approved by the Operating Committee in response to a change in market conditions occurring prior to the due date for such Proposed Budget. NRI shall cause all expenditures allocated to Targeted Expenditures.
 NMR's sole and exclusive remedy for any non-willful breach of the obligation contained in the preceding sentence shall be to require NRI (through an injunction or similar action or otherwise) to spend fifty percent (50%) of its Engineering Budget (but no less than 50% of such Engineering Budget) on Targeted Expenditures; provided however that one half of all costs and expenses incurred by NMR in enforcing such obligation of NRI if NMR prevails (including, without limitation, reasonable attorney fees) shall be reimbursed by NRI.

       2.4    PANEL LOGISTICS.

              (a) NMR has heretofore developed the Household Panel on behalf of NRI utilizing the NMR Sampling Methodology, and NRI hereby accepts delivery of such Household Panel for use in connection with the Approved Internet Service and agrees that such Household Panel complies with all specifications requested by NRI with respect thereto. Simultaneously with the execution and delivery of this Agreement, NRI has paid the amount of $2,500,000 for Maintenance Services provided through June 30, 1999 (subject to revision by NMR in respect of fees for Maintenance Services rendered in June 1999 within thirty (30) days of the Effective Date) to NMR in immediately available funds, representing (i) that portion of the costs incurred by NMR in connection with the development of the Household Panel which NRI has agreed to reimburse to NMR, plus (ii) all Panel Maintenance Charges incurred by NMR with respect to the Household Panel through the Effective Date. Effective upon NMR's receipt of such payment, NMR shall transfer all right, title and interest worldwide in and to the Household Panel to NRI, subject to NMR's continued ownership of the NMR Sampling Methodology.

              (b) Simultaneously with the execution and delivery of this Agreement, the Parties shall enter into the Panel Maintenance Agreement. As further provided in the Panel Maintenance Agreement, NMR shall have responsibility for the maintenance of the Household Panel during the term of such Agreement. All Panel Maintenance Charges shall be reimbursed by NRI to NMR in accordance with the terms of the Panel Maintenance Agreement.

              (c) The Operating Committee shall consider (i) all updates, modifications or other changes which are proposed to be made by either Party to the Household Panel and (ii) the matters described in Section 2.7(b) for all future Internet Measurement Panels which are proposed to be developed by either Party for use in connection with the Approved Internet Service, all of which matters shall be subject to Operating Committee Approval (subject, however, to the casting (I.E., controlling) vote granted in favor of NMR pursuant to Section 3.1(e) below); provided, however, that if such proposed service does not become part of the Approved Internet Service, the service shall not be governed by the Operating Committee.

              (d) It is the intention of the Parties that all products and services offered by NRI as part of the Internet Service in North America shall be marketed and sold under the NRI Trademarks and, if consented to by NMR as hereinafter provided, the NMR Trademarks. The services of developing, marketing and selling audience measurement and e-commerce strategies using information derived from the Household Panel and Business Panel shall be deemed approved as part of the Approved Internet Service. NMR's representatives on the Operating Committee shall be informed of all products and services which NRI proposes to offer as part of the Internet Service in North America. Prior to the marketing and sale of any such product or service, NMR shall advise NRI in writing whether or not it consents to the use of the NMR Trademarks in connection therewith. The Parties' use of the NMR Trademarks and the NRI

Trademarks in connection with the Approved Internet Service shall be governed by the provisions of Article VI below.

       2.5    STRATEGIC ALLIANCES.

              (a) Each Party shall have the right to propose to the Board of Directors of NRI, through such Party's representatives on the Operating Committee, the establishment of strategic alliances with Third Parties to assist in the marketing and development of the Approved Internet Service.
The Operating Committee shall meet within thirty (30) days of the Effective Date to discuss the strategy for extending the Internet Service to countries outside of North America. NRI will consult with the Operating Committee from time to time on the terms of strategic alliances in order to take advantage of the experience of the members of the Operating Committee in such matters. However, the management of NRI shall be responsible for selecting, negotiating and operating such strategic alliances. Notwithstanding the foregoing, any proposed strategic alliance which involves the Approved
Internet Service with any of the Persons listed in EXHIBIT H hereto shall require the approval of NMR (expressed through its representatives on the Operating Committee) prior to the submission of such proposed strategic alliance to the Board of Directors of NRI. NMR shall have the right to make additions to EXHIBIT H from time to time to reflect additional Persons that become competitive with NMR subject to approval by NRI in writing. EXHIBIT I hereto shall include the list of Approved Strategic Alliance Partners. The Operating Committee at the suggestion of either Party shall have the right to make additions to the list of Approved Strategic Alliance Partners on EXHIBIT I from time to time to reflect additional potential strategic alliance partners which approval shall not be unreasonably withheld. NMR shall have the right to request deletions from EXHIBIT I from time to time to reflect its disapproval of any of the Persons set forth thereon subject to prior approval by NRI in writing. NRI may negotiate and enter into strategic alliances (whether by license, joint venture or other means) with the Approved Strategic Alliance Partners without approval from the Operating Committee or NMR. For a company which is not an Approved Strategic Alliance Partner, NRI must obtain the approval of the Operating Committee.

              (b) If NRI desires to have NMR, and NMR agrees to, manage the strategic alliance, Net SA Revenues derived from any such strategic alliance shall be split with NRI on a 50-50 basis.

       2.6 PRODUCT STRATEGIES. BUSINESS PANEL. NMR acknowledges that NRI is developing a business panel as part of its Approved Internet Service (the "Business Panel").

              (b) MONITOR PLUS; AEM. It is the intention of the Parties to expand into the area of North American advertising expenditure measurement for the Internet. Subject to the other terms of this Section, such advertising measurement data, when available for commercial introduction, will be marketed and sold in North America in conjunction with NMR's Monitor Plus service under the NMR Trademarks and the NRI Trademarks and not in conjunction with any other Third Party product or service; provided, however, that NRI may itself market and distribute such advertising expenditure measurement data to its customers, but not in conjunction with any other Third Party product or service. The Parties shall agree in good faith upon annual sales goals for such NMR's Monitor Plus service within one year of the Effective Date and each calendar year thereafter. If NMR fails to consistently meet such sales goals, NRI may market and sell the advertising expenditure data relating to such service in conjunction with other Third Parties and, under appropriate agreed upon circumstances, may terminate NMR's rights to distibute such data. The Net Customer Billings derived from such advertising service in North America shall be allocated as follows: 60% to NMR and 40% to NRI, provided that such allocation shall be reconsidered by the Parties in good faith based upon the Parties' actual experience in marketing, selling and distributing such expanded advertising service.

       2.7    PRODUCT QUALITY CONTROL.

              (a)    DATA PROCESSING AND REPORTS.

                     (i) All data obtained by NRI which is marketed using the NMR Trademarks and the NRI Trademarks from Panel Members shall be collected, processed, stored and analyzed, and all reports and analyses supplied to customers of the Approved Internet Service shall be prepared, by NRI in accordance with edit rules, protocols, analytical methodologies and quality control standards established from time to time by Operating Committee Approval.

                     (ii) The Parties shall cooperate to ensure that the quality control standards Approved by the Operating Committee are maintained with respect to all aspects of the Approved Internet Service.

              (b) PANELS. The selection, maintenance and updating of all Internet Measurement Panels used in connection with the Approved Internet Service shall be effected in compliance with the NMR Sampling Methodology, as applied by the Operating Committee from time to time; provided, however, that NMR shall have a casting (I.E., controlling) vote with respect to all matters relating to the Internet Measurement Panels used in connection with this Agreement, including, without limitation, the methodology for the identification and selection of participants in such Panels, the maintenance of such Panels, the establishment and application of specifications for such Panels and the implementation of any material change or modification to such specifications.

       2.8 STAFFING. Each Party shall have and maintain such personnel (including, without limitation, computer programmers, engineers and technical personnel) as are sufficient to carry out its responsibilities under this Agreement.

       2.9 SITE INSPECTIONS. Each of the Parties (and its representatives) shall have the right to visit and inspect the research, development, manufacturing, distribution and data collection, storage and management facilities of the other Party at its own expense in order to verify the other Party's compliance with the terms and conditions of this Agreement and to ensure compliance with quality control standards established by the Operating Committee and by Third Party accrediting agencies or similar authorities. Each Party shall have the right to conduct such inspections at least twice per calendar year or more frequently as may be required to comply with accrediting agency audit standards. All such visits shall occur at mutually convenient times and dates during normal business hours and will be carried out in such a way as to not unreasonably disrupt the operations of the Party being inspected. All information obtained by the inspecting Party during such visits shall be subject to the confidentiality requirements of this Agreement.

       2.10   OTHER TECHNOLOGIES.

              (a) The Parties do not intend to conduct any joint technology development activities with each other; rather, the Parties intend to retain the right to continue to develop their respective proprietary technologies relating to Internet measurement independently from each other, subject only to the remaining provisions of this Section 2.10.

              (b) Except for the rights set forth in this Agreement, the License Agreement or any other Ancillary Agreement relating to the Approved Internet Service, NMR is not acquiring any license or other rights in the NRI Proprietary Software or in any other software or proprietary technologies owned or licensed by NRI as of the date of this Agreement or as may be developed or acquired by NRI during the term of this Agreement in the field of Internet measurement applications (collectively, the "NRI Web Tracking Technologies"), and NRI shall retain the unrestricted right to develop and exploit the NRI Proprietary Software and such NRI Web Tracking Technologies for its own use and account, subject only to the provisions of this Agreement, the License Agreement or any other Ancillary Agreement with respect to NMR's rights to use the NRI Proprietary Software in connection with the Approved Internet Service.

              (c) NRI hereby acknowledges and agrees that NMR has developed, and will continue to develop, certain proprietary technologies in the field of Internet tracking and measurement and related applications through a variety of methods, including personal computers on a stand-alone basis, television and other "convergence" platforms and other devices and methodologies (collectively, the "NMR Web Tracking Technologies"), certain of which are listed in EXHIBIT G hereto. NRI is not acquiring any license or other rights in any NMR Web Tracking Technologies owned or licensed by NMR as of the date of this Agreement or as may be developed or acquired by NMR during the term of this Agreement, and NMR shall retain the unrestricted right to develop and exploit all such NMR Web Tracking Technologies for its own use and account.

              (d) The Parties may discuss with each other the possibility of granting cross-licenses with respect to each other's web tracking technologies during the term of this Agreement under such licensing arrangements (including provisions governing the payment of royalties) as may be mutually agreed by the Parties; provided, however, that neither Party shall be under any obligation to enter into any such cross-licenses, or to grant any rights in its proprietary technologies to the other Party, and neither Party shall have any liability or obligation to the other Party (or to the shareholders or other Affiliates of the other Party or any other Person) for its failure or refusal to grant any such cross-licenses or rights to the other Party or to make any other opportunity or right available to the other Party, all of which claims are hereby irrevocably waived by the Parties.

                                   ARTICLE III

                               OPERATING COMMITTEE

       3.1 OPERATING COMMITTEE. The Parties shall form an operating committee (the "Operating Committee") to coordinate the activities of the Parties under this Agreement. The Operating Committee will be comprised of four members, two of whom shall be representatives of NMR and two of whom shall be representatives of NRI, provided that the representatives of each Party shall cast a single vote on behalf of such Party. A quorum shall consist of the attendance, in person, by video conference or by conference telephone call, of at least one representative of each Party authorized to cast the vote of that Party on issues that come before the Operating Committee. Each Party shall use reasonable efforts to assure that its representatives so authorized to act on its behalf are present for all meetings of the Operating Committee.

              (b) The initial members of the Operating Committee are identified on EXHIBIT D hereto. Notwithstanding the foregoing, each Party's representatives shall serve at the discretion of such Party and may be substituted for or replaced at any time by such Party upon written notice to the other Party.

              (c) The Operating Committee shall hold meetings in person, by video conference or by conference telephone call at least monthly during the first year of this Agreement, and at least quarterly thereafter (or as may be otherwise agreed by the Parties). In case of need, either Party may convene a meeting at the offices of the other Party on at least 20 days' prior written notice or such shorter period as the other Party may agree. Where practicable, the proposed agenda for each meeting of the Operating Committee shall be circulated prior to the meeting. All proceedings of the Operating Committee shall be summarized in written minutes to be prepared jointly by the members of the Operating Committee, and such minutes shall be sent regularly to all members for their signatures. The procedures established in respect of the Operating Committee may be amended upon Operating Committee Approval.

              (d) The responsibilities of the Operating Committee shall consist of the following matters:

                     (i) the quarterly status review of business and marketing plans for NRI's development of the Approved Internet Service;

                     (ii) the consideration of Proposed Budgets and the approval of the NMR Budget Approval Items by NMR's representative on the Operating Committee, as further provided in Section 3.2;

                     (iii) the establishment of standards for the use of each Party's trademarks as provided in Article VI; and

                     (iv) all matters described in Article II as being subject to Operating Committee Approval.

              (e) All matters to be considered by the Operating Committee shall be submitted to the members of the Operating Committee in the form of proposed actions by the proposing Party. Only those proposed actions which receive the affirmative vote of each Party's representatives on the Operating Committee, voting in the manner specified in Section 3.1(a) above (I.E., unanimous approval), shall be deemed to have received "Operating Committee Approval" for purposes of this Agreement. Any matter which has received such favorable vote shall be deemed to have been "Approved by the Operating Committee." Notwithstanding the foregoing, if a deadlock exists (I.E., unanimous approval of each Party's members has not been obtained), NRI and NMR, respectively, shall be granted a special casting (I.E., controlling) vote with respect to the following matters:

                     NRI    --     Resolution of any dispute arising under
                                   Section 2.2(a)(iv) with respect to the
                                   allocation of marketing responsibilities for
                                   any customer for products or services to be
                                   provided using the NMR Trademarks and the NRI
                                   Trademarks (such casting vote to be exercised
                                   upon the recommendation of the Vice
                                   President-Sales of NRI).
                            --     Resolution of any dispute relating to the
                                   size of the Household Panel or any other
                                   Internet Measurement Panel (such casting vote
                                   to be exercised by the Chief Executive
                                   Officer of NRI).
                     NMR    --     All functions described in Sections 2.4(c)
                                   and 2.7(b) above relating to the Internet
                                   Measurement Panels, except as to the size
                                   thereof.
                            --     Approval of any NMR Budget Approval Items.

              (f) In the event that a deadlock exists for any matter which is not subject to the special tie-breaking procedures described in Section 3.1(e) above, and such deadlock continues for a period of 15 days after the date on which the matter is first submitted to the Operating Committee, the matter shall be referred to the chief executive officers of NRI and NMR for resolution. The chief executive officers shall meet within thirty (30) days of such notice. If the deadlock continues for fifteen (15) days after such meeting, the matter shall not be deemed to be Approved by the Operating Committee and neither Party shall have any liability or obligation to the other Party for any failure or refusal to approve any such matter submitted to the Operating Committee. For the avoidance of doubt, neither Party shall have the right to invoke the arbitration procedures in Article IX with respect to any such deadlock.

       3.2 ANNUAL BUDGETS. Commencing with Fiscal Year 2000, NRI shall prepare and submit to the Operating Committee a proposed budget for the operation and maintenance of the Approved Internet Service for the following Fiscal Year (a "Proposed Budget"). The Proposed Budget shall include, among other things, NRI's proposal for (i) Targeted Expenditures (subject to the obligations of NRI under Section 2.3); (ii) Panel Maintenance Charges (except as provided in the Panel Maintenance Agreement); (iii) NMR's portion of the projected marketing and sales activities for NMR and projected Net Customer Billings in respect of customers for which NMR has been allocated primary responsibility hereunder (collectively, the "NMR Budget Approval Items"). Commencing with Fiscal Year 2000, each Proposed Budget and each NMR Budget Approval Item shall be delivered to the members of the Operating Committee at least 20 days prior to the meeting of the Board of Directors at which such Proposed Budget will be considered and in any event not more than 60 days after the start of the Fiscal Year to which it relates for consideration at the next meeting of the Operating Committee. Prior to the submission of any Proposed Budget to the Board of Directors of NRI, NMR shall have the right to approve (or disapprove) (through its representatives on the Operating Committee) each of the NMR Budget Approval Items. If the Board of Directors of NRI disapproves any NMR Budget Approval Item which has previously been approved by NMR, such item shall be referred back to NMR for further consideration in light of the reasons given for the Board of Directors' disapproval, and such revised item will not be implemented until so approved by NMR. For the avoidance of doubt, NRI acknowledges and agrees that NMR shall have the right to disapprove any NMR Budget Approval Item which fails to provide adequate support for the quality control standards contemplated under Section 2.7.

                                   ARTICLE IV

                           TECHNOLOGY OWNERSHIP RIGHTS

       4.1 NRI OWNERSHIP RIGHTS. The Parties acknowledge and agree that, as between NRI and NMR, all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the NRI Proprietary Software and the NRI Web Tracking Technologies shall be and remain vested in NRI, subject, however, in the case of the NRI Proprietary Software, to the license rights granted to NMR under the License Agreement.

              (b) NRI represents and warrants to NMR that all Third-Party Software which is currently used in connection with the NRI Proprietary Software is readily available to NMR through normal commercial channels. A list of all such Third-Party Software is set forth on EXHIBIT K hereto. The foregoing representation and warranty is true and correct as of the Effective Date and, subject only to Section 4.1(c) below, shall remain true and correct throughout the term of this Agreement and the License Agreement.

              (c) If NRI proposes to acquire license or other rights in any Third-Party Software which would cause the foregoing representation and warranty not to be true and correct, it shall provide written notice to NMR. In such event, NRI shall use reasonable efforts to obtain, for the benefit of NMR, license or other rights in such Third-Party Software which are substantially similar (in terms of scope of rights granted and royalties, if any, payable therefor) to the rights of NRI in such software; provided, however, that NMR shall be responsible for any royalty or other amounts which are payable solely with respect to any rights which are licensed in favor of NMR (and which are accepted by NMR). NMR shall pay NRI the reasonable out-of-pocket costs and expenses related to such negotiations to the extent such expenses are incurred seeking to obtain rights on behalf of NMR.

       4.2 NMR OWNERSHIP RIGHTS. The Parties acknowledge and agree that, as between NRI and NMR, all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the NMR Web Tracking Technologies and the NMR Sampling Methodology shall be and remain vested in NMR.

              (b) NMR shall provide NRI and its authorized personnel (including consultants) with access to the NMR Sampling Methodology, for their internal use only, to the limited extent necessary to enable NRI to work with NMR in the development of new or modified Internet Measurement Panels in the manner contemplated under Section 2.4(c). NRI's access and use rights with respect to the NMR Sampling Methodology shall not apply to any panels of NRI that do not constitute Internet Measurement Panels or to any other aspects of the Internet Service other than the Approved Internet Service.

              (c) NRI acknowledges and agrees that the NMR Sampling Methodology constitute valuable trade secrets of NMR and that the limited use and access rights granted to NRI hereunder shall not be construed as a publication thereof or otherwise be deemed to affect the confidential or trade secret nature of such technology. NRI shall not (and shall ensure that its employees do not) (i) download, decompile, reverse engineer, disassemble or otherwise copy the NMR Sampling Methodology; (ii) resell, rent, lease, loan, sublicense or otherwise distribute or dispose of, or permit or allow the distribution or disposal of, or create derivative works based in whole or in part upon, the NMR Sampling Methodology; (iii) otherwise disclose or permit the use of or access to the NMR Sampling Methodology to or by any other Person; (iv) modify, adapt or translate the NMR Sampling Methodology; or (v) remove any proprietary or copyright legend from any portion of the NMR Sampling Methodology. All right, title and interest in the Internet usage data obtained from the Internet Measurement Panels will be owned by NRI, subject to the rights of NMR to store, access, sell, distribute and use such Internet usage data to market the Approved Internet Service in accordance with Section 2.2 above.

              (d) NRI shall take all reasonable steps necessary to ensure that its employees, consultants, strategic alliance partners, subcontractors and agents comply with the restrictions set forth in Section 4.2(c) above (to the extent that they have been provided access to the NMR Sampling Methodology), which shall include, at a minimum, making NMR a third-party beneficiary of all confidentiality covenants entered into between NRI and any such Persons who obtain access to the NMR Sampling Methodology from NRI. In any event, NRI shall be responsible for any breach of the foregoing by its employees.

                                   ARTICLE V

                             NET CUSTOMER BILLINGS

       5.1 PAYMENT PERCENTAGES. Except as otherwise provided in this Agreement, all Net Customer Billings derived from the marketing, sale and distribution of the Approved Internet Service shall be allocated to the Parties in the following respective payment percentages: (i) NMR -- 35%, and
(ii) NRI -- 65%. As used herein, the term "Net Customer Billings" shall mean the gross amount billed to each customer of the Approved Internet Service located in North America for which marketing responsibility is allocated to NMR hereunder, as reflected in invoices issued by NRI to such customer, whether pursuant to contracts with such customers or otherwise, less only sales, excise or value added taxes included in such invoice to the extent separately reflected thereon. Except as provided above for Net Customer Billings, NRI shall be entitled to 100% of all amounts billed to customers of the Approved Internet Service.

       5.2 PAYMENTS TO NMR. Within ten days after the end of each calendar month during the term of this Agreement, NRI shall prepare and submit to NMR a report setting forth a detailed summary of (i) all sales and subscriptions made to customers of the Approved Internet Service during such calendar month, together with an indication of those sales for which NMR is entitled to receive a commission hereunder and the relevant commission percentage applicable thereto, (ii) the length of the contract (in months) to which such payment relates and (iii) the total amount billed to such customers during such calendar month. Not later than fifteen (15) days after the end of the calendar quarter in which such report is delivered to NMR, NRI shall pay to NMR an amount equal to the product obtained by multiplying the relevant payment percentage for such customer (as identified in such report) times the total amount paid by and collected from such customer during the relevant calendar quarter for sales subject to NMR's commission hereunder. Subject to NMR's other rights hereunder, NRI shall pay interest at the prime rate on any late payments to NMR. For the avoidance of doubt, NMR shall have the right to receive the full amount of such payment notwithstanding that NRI may be obligated to defer the recognition of a portion of the Net Customer Billings derived from such sale or subscription until a later date under GAAP.

       5.3 RIGHT OF INSPECTION. NRI agrees to keep accurate books of account and records covering all transactions relating to sales of and subscriptions to the Approved Internet Service and the computation of Net Customer Billings hereunder. NMR and its duly authorized representatives shall have the right, after reasonable notice and during regular business hours, to examine such books of account and records and all other documents and materials in NRI's possession or under its control with respect to the Approved Internet Service and shall have free and full access thereto for such purposes and for the purpose of making extracts therefrom. All such books of account and records shall be kept available for at least two (2) years after the expiration or termination of this Agreement. In the event that NMR or its duly authorized representative shall discover a discrepancy of seven and one-half percent (7.5%) or more pursuant to any such examination, NRI shall pay to NMR the reasonable cost of such examination.

                                  ARTICLE VI

                             TRADEMARKS; LICENSES

       6.1    TRADEMARKS.

              (a) LICENSES. (i) During the term of this Agreement and as provided in Section 7.2(c), NRI hereby grants to NMR, and NMR hereby accepts from NRI, a nonexclusive, nontransferable, limited, royalty-free license, without the right to sublicense, to use the NRI Trademarks solely to provide, market and sell the Approved Internet Service in North America in accordance
with the terms of this Agreement.   If NMR consents to the use of the NMR
Trademarks in connection with the products and services of the Approved Internet Service (as set forth in Section 2.4(d)), NMR agrees to use the NRI Trademarks in conjunction with the NMR Trademarks in connection with all such products and services.

                     (ii) During the term of this Agreement and as provided in
Section 7.2(c), NMR hereby grants to NRI, and NRI hereby accepts from NMR, a nonexclusive, nontransferable, limited, royalty-free license, without the right to sublicense, to use the NMR Trademarks in North America solely (a) to develop the Household Panel (and any other Internet Measurement Panel developed using the NMR Sampling Methodology) and (b) to market and sell products and services derived from Internet Measurement Panels which shall include, at a minimum, the services set forth in the second sentence of Section 2.4(d) (the uses described in sub-clauses (a) and (b) being referred to as the "Permitted NMR Trademark Uses"), in connection with the Approved Internet Service in accordance with the terms of this Agreement.

              (b) QUALITY CONTROL. (i) The nature and quality of the Approved Internet Services supplied in connection with the NMR Trademarks shall conform to the standards of the Approved Internet Service on the Effective Date as modified from time to time by the Operating Committee. NRI will cooperate with NMR in facilitating its monitoring and control of the nature and quality of such services, and will supply NMR with specimens of use of the NMR Trademarks upon request. In the event that NRI's use of the NMR Trademarks does not comply with the Operating Committee's quality standards, NRI shall modify its use of the NMR Trademarks and shall submit corrected specimens of use to NMR within thirty (30) days of notice by NMR.

                     (ii) The nature and quality of the Approved Internet Services marketed by NMR in connection with the NRI Trademarks shall conform to the standards of the Approved Internet Service on the Effective Date as modified from time to time by the Operating Committee. NMR will cooperate with NRI in facilitating its monitoring and control of the nature and quality of such services, and supply NRI with specimens of use of the NRI Trademarks upon request. In the event that NMR's use of the NRI Trademarks does not comply with the Operating Committee's quality control standards, NMR shall modify its use of the NRI Trademarks and shall submit corrected specimens of use to NRI within thirty (30) days of notice by NRI.

              (c) CERTAIN ACKNOWLEDGMENTS. (i) NRI acknowledges and agrees that NMR has the right to use the NMR Trademarks as provided in this Agreement. Except as prohibited by law, NRI agrees that it will not do anything inconsistent with such ownership either during the term of this Agreement or thereafter. NRI agrees that use of the NMR Trademarks by NRI shall inure to the benefit of and be solely on behalf of NMR. NRI acknowledges that its utilization of the NMR Trademarks will not create or confer any right, title or interest in the NMR Trademarks in NRI.

                     (ii) NMR acknowledges and agrees that NRI is the sole and exclusive owner of the NRI Trademarks. Except as prohibited by law, NMR agrees that it will not do anything inconsistent with such ownership either during the term of this Agreement or thereafter. NMR agrees that use of the NRI Trademarks by NMR shall inure to the benefit of and be solely on behalf of NRI. NMR acknowledges that its utilization of the NRI Trademarks will not create or confer any right, title or interest in the NRI Trademarks in NMR.

              (d) RESTRICTIONS ON USE. (i) NRI agrees that it will not adopt or use as part or all of any corporate name, trade name, trademark, service mark or certification mark, any trademark or other mark confusingly similar to the NMR Trademarks. NRI shall use the NMR Trademarks so that they create a separate and distinct impression from any other trademark that may be used by NRI, except for the use of the combined words "Nielsen//NetRatings" in connection with the Permitted NMR Trademark Uses pursuant to the standards set forth in Section 6.1(b). NRI agrees that it will not contest any NMR registration or application for any of the NMR Trademarks. NRI shall comply with all applicable laws and regulations pertaining to the proper use and designation of the NMR Trademarks.

                     (ii) NMR agrees that it will not adopt or use as part or all of any corporate name, trade name, trademark, service mark or certification mark, any trademark or other mark confusingly similar to the NRI Trademarks.
NMR shall use the NRI Trademarks so that they create a separate and distinct impression from any other trademark that may be used by NMR, except for the use of the combined words "Nielsen//NetRatings" in connection with the Permitted NMR Trademark Uses pursuant to the standards set forth in Section 6.1(b). NMR agrees that it will not contest any NRI registration or application for any of the NRI Trademarks. NMR shall comply with all applicable laws and regulations pertaining to the proper use and designation of the NRI Trademarks.

              (e) NO REGISTRATION. (i) NRI agrees not to apply to register any of the NMR Trademarks, or any words or combination of words containing the NMR Trademarks (including, without limitation, "Nielsen//NetRatings") or any confusingly similar designation, anywhere in the world. If any application for registration is or has been filed by or on behalf of NRI in any country and relates to any mark which, in the reasonable opinion of NMR, is confusingly similar, deceptive or misleading with respect to, or dilutes or in any way materially damages, any of the NMR Trademarks, NRI shall, at NMR's request, abandon all use of such mark and withdraw any registration or application for registration thereof. Nothing in this Section 6.1(e)(i) shall require NRI to abandon or withdraw any of the existing NRI Trademarks listed on EXHIBIT F.

                     (ii) NMR agrees not to apply to register any of the NRI Trademarks or any words or combination of words containing the NRI Trademarks (including, without limitation, "Nielsen//NetRatings") or any confusingly similar designation, anywhere in the world. If any application for registration is or has been filed by or on behalf of NMR in any country and relates to any mark which, in the reasonable opinion of NRI, is confusingly similar, deceptive or misleading with respect to, or dilutes or in any way materially damages, any of the NRI Trademarks, NMR shall, at NRI's request, abandon all use of such mark and withdraw any registration or application for registration thereof. Nothing in this Section 6.1(e)(ii) shall require NMR to abandon or withdraw any of the existing NMR Trademarks listed on EXHIBIT F.

              (f) CERTAIN REPRESENTATION AND WARRANTIES. (i) NRI owns all right, title and interest in the NRI Trademarks in the United States free and clear of any liens, pledges or other encumbrances. NRI is the sole owner of, or applicant for, all registrations and applications for registrations of the NRI Trademarks with any governmental or other authority in the United States, all of which are valid and in full force and effect. To the knowledge of NRI, none of the NRI Trademarks infringes the trademarks of any Third Party. There are no pending or threatened litigations, claims or challenges relating to the NRI Trademarks.

                     (ii) NMR has the right to use the NMR Trademarks as provided in this Agreement, free and clear of any liens, pledges or other encumbrances in the following jurisdictions: United States and Canada. NMR is the sole owner of, or applicant for, all registrations and applications for registrations of the NMR Trademarks with any governmental or other authority in such jurisdictions, all of which are valid and in full force and effect. To the knowledge of NMR, none of the NMR Trademarks infringes the trademark of any Third Party. There are no pending or threatened litigations, claims or challenges relating to the NMR Trademarks.

       6.2 ACKNOWLEDGMENT. Each Party acknowledges that its respective trademarks will be used under these licenses as part of the combined words "Nielsen//NetRatings" solely within the Permitted NMR Trademark Uses under the standards set forth in Section 6.1(b). The intent of the Parties is not to create a jointly owned trademark or servicemark with respect to "Nielsen//NetRatings". Neither Party shall claim any ownership interest in the combined words in "Nielsen//NetRatings", and neither Party shall register the combined words "Nielsen//NetRatings" as a trademark in any jurisdiction.

                                  ARTICLE VII

                                  TERMINATION

       7.1    TERMINATION. This Agreement may be terminated as follows:

              (a)    by the mutual written consent of NRI and NMR;

              (b)    by either Party:

                     (i) upon the material breach of any provision of this Agreement by the other Party which material breach remains uncured thirty (30) days after written notice thereof to such other Party;

                     (ii) upon thirty days' written notice if NMR's beneficial ownership of the issued and outstanding shares of Common Stock on a fully diluted basis (as defined in the Addendum No. 1 to Restated Stockholders Agreement of even date by and among NMR, NRI and the other parties set forth therein (the "Addendum")) is less than 5.0% for any reason other than as set forth in Section 7.1(b)(iii); or.

                     (iii) if NMR's beneficial ownership of the issued and outstanding shares of Common Stock on a fully diluted basis (as defined in the Addendum) is less than 5.0% because NRI exercises its right to purchase NMR's shares and options due to a Competitive Takeover (as defined in the Addendum).

       7.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement, NRI shall pay NMR any amounts owed to NMR pursuant to Article V or any other provision of this Agreement for services provided prior to the effective date of such termination (the "Termination Date"). In addition, in the event of any termination of this Agreement:

              (a)    by NRI pursuant to Section 7.1(b)(i) above:

                     (i) NRI shall have the right, for a period of one year from the Termination Date, (A) to access and to use the NMR Sampling Methodology reasonably necessary to continue to provide the Approved Internet Service (including, without limitation, maintaining Panels); and (B) to continue to use the NMR Trademarks pursuant to the license granted in Article VI in accordance with the quality control provisions in effect on the Termination Date; provided, however, that NRI may not represent to potential Panel Members that it is NMR or an agent of NMR;

                     (ii) The license granted to NMR pursuant to Article VI to use the NRI Trademarks shall terminate as of the Termination Date;

                     (iii) NMR shall be obligated, upon the written request of NRI, (A) for a period of up to one year from the Termination Date, to provide the Maintenance Services (as defined in the Panel Maintenance Agreement) in respect of any Panels in existence on the Termination Date at the cost of providing such services determined in accordance with Article III of the Panel Maintenance Agreement and (B) assigning to NRI , to the extent assignable, any contracts between NMR and a Third Party relating to the provision of the Approved Internet Service.

                     (iv) NRI shall be obligated (A) to continue to perform under written customer contracts for which primary marketing responsibility was allocated to NMR as of the Termination Date and
              (B) to pay to NMR any portion of Net Customer Billings in respect of such contracts to which NMR would have been entitled under, and in accordance with the payment terms of, Article V above.

              (b)    by NMR pursuant to Section 7.1(b)(i) above:

                     (i) NMR shall have the right, (A) to terminate the Panel Maintenance Agreement effective upon written notice thereof to NRI; (B) for a period of one year from the Termination Date, (1) to continue to use the NRI Trademarks pursuant to the license granted in Article VI and subject to the quality control standards in effect as of the Termination Date and (2) to continue to distribute the Collection Software (as defined in the License Agreement) in connection with the provision of any Internet Service;

                     (ii) The license granted to NRI pursuant to Article VI to use the NMR Trademarks shall terminate as of the Termination Date;

                     (iii) NRI shall be obligated, upon the request of NMR, to provide NMR with a copy of the Object Form (as defined in the License Agreement) of the Back End Software (as defined in the License Agreement), and NMR shall have the rights to use the Back End Software set forth in the License Agreement.

                     (iv) NRI shall be obligated (A) to continue to perform under written customer contracts for which primary marketing responsibility was allocated to NMR as of the Termination Date entered into on or prior to the Termination Date; and (B) to pay to NMR any portion of Net Customer Billings in respect of such contracts to which NMR would have been entitled under, and on the payment terms set forth in, Article V above.

                     (v) NRI shall be obligated (A) to perform under written customer contracts entered into that are executed between NMR and a Third Party during the one-year period immediately after the Termination Date, under written customer contracts containing terms substantially the same as the terms of the standard customer contracts as of the Termination Date, until the end of such one-year period; and (B) to pay to NMR 50% of the Net Customer Billings in respect of such contracts, on the payment terms set forth in Article V above.

              (c) by either Party pursuant to Section 7.1(b)(ii) or (iii) above:

                     (i) NRI shall have the right, for a period of one year from the Termination Date, (A) to access and to use the NMR Sampling Methodology reasonably necessary to continue to provide the Approved Internet Service (including, without limitation, maintaining Panels); and (B) to continue to use the NMR Trademarks pursuant to the license granted in Article VI in accordance with the quality control provisions in effect on the Termination Date; provided, however, that NRI may not represent to potential Panel Members that it is NMR or an agent of NMR;

                     (ii) The license granted to NMR pursuant to Article VI to use the NRI Trademarks shall terminate as of the Termination Date;

                     (iii) NMR shall be obligated, upon the written request of NRI, (A) for a period of up to one year from the Termination Date, to provide the Maintenance Services (as defined in the Panel Maintenance Agreement) in respect of any Panels in existence on the Termination Date at the cost (or, if the termination is made pursuant to Section 7.1(b)(iii), at 120% of the cost) of providing such services determined in accordance with Article III of the Panel Maintenance Agreement; ; and (B) assigning to NRI, to the extent assignable, any contracts between NMR and a Third Party relating to the provision of the Approved Internet Service.

                     (iv) NRI shall be obligated (A) to continue to perform under written customer contracts executed prior to the Termination Date for which primary marketing responsibility was allocated to NMR as of the Termination Date and (B) to pay to NMR any portion of Net Customer Billings in respect of such contracts to which NMR would have been entitled under, and in accordance with the payment terms of, Article V above.

       7.3 SURVIVAL. All provisions of this Agreement that, by their sense or context, are intended to survive termination shall so survive any termination of this Agreement.

                                 ARTICLE VIII

                              DISPUTE RESOLUTION

       8.1    GENERAL DISPUTE PRINCIPLES.

              (a) All disputes between or among NRI, NMR and/or any of their Affiliates under this Agreement shall be settled, if possible, through good faith negotiations between the relevant parties. In the event such disputes cannot be so resolved, such disputes shall be resolved as provided in
Section 8.2.

              (b) If either Party or any of its Affiliates is subject to a claim, demand, action or proceeding by a Third Party and is permitted by law or arbitral rules to join another party to such proceeding, this Article VIII shall not prevent such joinder. This Article VIII shall also not prevent either Party or any such Affiliate from pursuing any legal action against a Third Party.

       8.2    ARBITRATION OF OTHER DISPUTES.

              (a) The Parties shall submit any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach hereof or thereof ("Demand for Arbitration"), to arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect (collectively, "AAA Rules") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

              (b)    The place of arbitration shall be San Diego, California.

              (c) The Parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the Parties fail to so nominate a sole arbitrator within 30 days from the date when the Demand for Arbitration has been communicated by the initiating Party, the arbitrator shall be appointed by the AAA in accordance with the AAA Rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the Parties in accordance with this Section 8.2. A hearing on the matter in dispute shall commence within 30 days following selection of the arbitrator, and the decision of the arbitrator shall be rendered no later than 60 days after commencement of such hearing.

              (d) An award rendered in connection with an arbitration pursuant to this Section shall be final and binding upon the Parties, and the Parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitrator set forth in the award and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

              (e) The Parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims between them with respect to the subject matter of the arbitrated dispute. The Parties hereby waive all IN PERSONAM jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

              (f) The arbitrator shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching his decision to both Parties. The arbitrator shall apportion to each Party all costs (including attorneys' and witness fees, if any) incurred in conducting the arbitration in accordance with what the arbitrator deems just and equitable under the circumstances. Any provisional remedy which would be available to a court of law shall be available from the arbitrator pending arbitration of the dispute. Either Party may make an application to the arbitrator seeking injunctive or other interim relief, and the arbitrator may take whatever interim measures he deems necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall only have the authority to award any remedy or relief (except ex parte relief) that a Superior Court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages.

              (g) Either Party may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief. Notwithstanding the foregoing, NMR shall have the right, without the requirement of making the showing as to provisional relief set forth in the preceding sentence, to initiate an injunctive or similar action with respect to the enforcement of any breach by NRI of Section 2.3. The Parties may also commence legal action in lieu of any arbitration under this Section 8.2 in connection with any Third Party litigation proceedings.

              (h) For purposes of any suit, action or legal proceeding permitted under this Article VIII, each Party (a) hereby irrevocably submits itself to and consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of California for the purposes of any suit, action or legal proceeding in connection with this Agreement including to enforce an arbitral resolution, settlement, order or award made pursuant to this Agreement (including pursuant to the U.S. Arbitration Act or otherwise), and
(b) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or legal proceeding pending in such event, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or legal proceeding is brought in an inconvenient forum or that the venue of the suit, action or legal proceeding is improper. Each Party hereby agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the United States District Court for the Southern District of California and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of California or any other jurisdiction.

                                  ARTICLE IX

                                CONFIDENTIALITY

       9.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "Confidential Information" shall mean any information delivered by one party ("Disclosing Party") to the other party ("Receiving Party") which the Receiving Party knows or has reason to know is considered confidential by the Disclosing Party. NMR acknowledges that it has received access to the source code of NRI's Proprietary Software pursuant to the Escrow Agreement (as defined below). NMR has not reviewed such source code and it remains the Confidential Information of NRI. The NMR Sampling Methodology shall be deemed to be "Confidential Information", subject to the provisions of Section 9.2 below. The Receiving Party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect the Receiving Party's own confidential information, but in no event less than reasonable care. Except as provided below, the Receiving Party agrees to treat the Confidential Information as confidential and shall not disclose the Confidential Information to any Person or Entity without the Disclosing Party's prior written consent. The Receiving Party may only disclose the Confidential Information to the Receiving Party's employees or contractors who reasonably require access to such Confidential Information to perform obligations under this Agreement. The Receiving Party shall take all appropriate steps to ensure that its employees and contractors who are permitted access to the Confidential Information agree to act in accordance with the obligations of confidentiality imposed by this Agreement. Should the Receiving Party be faced with legal action to disclose Confidential Information received under this Agreement, the Receiving Party shall promptly notify the Disclosing Party and, upon the Disclosing Party's request, shall reasonably cooperate with the Disclosing Party in contesting such disclosures. The Receiving Party shall maintain the secrecy of the Confidential Information disclosed pursuant to this Agreement for a period of five (5) years from the date of disclosure thereof. The obligations imposed by this Article IX shall survive any termination of this Agreement.

       9.2    NON-CONFIDENTIAL INFORMATION.  The obligations set forth in
Section 9.1 shall not apply to any particular portion of any Confidential Information that: (i) now or subsequently becomes generally known or available through no act or omission of the Receiving Party; (ii) is known to the Receiving Party at the time of receipt of the same from the Disclosing Party;
(iii) is provided by the Disclosing Party to a Third Party without restriction on disclosure; (iv) is subsequently rightfully provided to the Receiving Party by a Third Party without restriction on disclosure; or (v) is independently developed by the Receiving Party, as can be demonstrated from the Receiving Party's business records and documentation, provided the person or persons developing the same had not had access to the Confidential Information of the Disclosing Party prior to such independent development. The parties acknowledge that questions may arise as to what parts of the of the NMR Sampling Methodology are not confidential, and NMR agrees to promptly answer requests for clarification regarding the confidential status of particular parts of the NMR Sampling Methodology.

                                   ARTICLE X

                                 MISCELLANEOUS

       10.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California without regard to choice of law provisions thereof, and by the General Corporation Law of the State of Delaware to the extent applicable to any corporate action related to NRI.

       10.2 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except that either Party may assign, without such consent, to an Affiliate. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, assigns, heirs, executors and administrators of the Parties to this Agreement. Notwithstanding anything herein to the contrary, either Party shall have the right to assign its rights or obligations hereunder, without the prior written consent of the other Party, to an Affiliate, provided that no such assignment hereunder shall relieve the assigning Party of its obligations hereunder.

       10.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Ancillary Agreements constitute the full and entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written agreements and understandings between the Parties. For the avoidance of doubt, the Escrow Agreement (and associated License Agreement) among NRI, NMR and Brambles NSD, Inc., as escrow agent, dated October 26, 1998 (the "Escrow Agreement"), including all extensions thereof, and the License Agreement defined and referred to therein, are hereby terminated and rendered null and void. NMR confirms that it received the source code to the NRI Proprietary Software from the escrow agent under the Escrow Agreement, that it has returned all copies of such source code to NRI simultaneously herewith and that it has not downloaded, reviewed, decompiled, copied or otherwise accessed such source code during the period of its possession by NMR. NRI hereby acknowledges receipt of such source code. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

       10.4 NOTICES, ETC. All notices and other communications hereunder shall be deemed given if given in writing and delivered by hand, prepaid express or courier delivery service or by facsimile transmission or mailed by registered or certified mail (return receipt requested), facsimile or postage fees prepaid, to the Party to receive the same at the respective addresses set forth below (or at such other address as may from time to time be designated by such Party in accordance with this Section 10.4):

                    (a)   If to NMR:
                          Nielsen Media Research, Inc.
                          299 Park Avenue
                          New York, New York  10171
                          Telephone: (212) 708-7004
                          Facsimile: (212) 708-7012
                          Attention: Chief Legal Officer

                          With copies to:
                          Coudert Brothers
                          1114 Avenue of the Americas
                          New York, New York  10036
                          Telephone: (212) 626-4400
                          Facsimile: (212) 626-4120
                          Attention: James C. Colihan, Esq.

                    (b)   If to NRI:
                          NetRatings, Inc.
                          830 Hillview Court
                          Milpitas, California  95035
                          Telephone: (408) 957-0699
                          Facsimile: (408) 957-0487
                          Attention: President

                          With copies to:
                          Gray Cary Ware & Freidenrich
                          400 Hamilton Avenue
                          Palo Alto, California  94301-1825
                          Telephone: (650) 833-2266
                          Facsimile: (650) 327-3699
                          Attention: Mark Radcliffe, Esq.

       All such notices and communications hereunder shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

       10.5 DELAYS OR OMISSIONS. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to a Party, upon any breach or default of the other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a Party of any breach or default under this Agreement, or any waiver on the part of such Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

       10.6 PUBLICITY. Neither Party (nor such Party's Affiliates) shall issue any press release disclosing the terms of, or relating to, this Agreement or any Ancillary Agreement, without the prior written consent of the other Party; provided, however, that neither Party or its Affiliates shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws. Such disclosing Party shall use its best efforts to consult with the other Party regarding the issuance of any such press release, or with regard to any public statement disclosing the terms of this Agreement or any Ancillary Agreement and shall use its best efforts to obtain confidential treatment for any Confidential Information where such press release or other public statement is required to be made by Applicable Law.

       10.7 EXPENSES. Each of the Parties shall bear all legal, accounting and other transaction expenses incurred by it in connection with the negotiation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, NMR shall reimburse NRI, upon presentation of a written invoice therefor, for the reasonable fees and expenses of one special outside counsel retained by NRI to advise it in connection with this Agreement and the transactions contemplated hereby and thereby, provided that such reimbursement obligation of NMR shall not exceed $10,000.

       10.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

       10.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

       10.10 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                       NETRATINGS, INC.

                                       By:
                                          -----------------------------------

                                       NIELSEN MEDIA RESEARCH, INC.

                                       By:
                                          -----------------------------------



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